QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
GENOPTIX, INC.
at
$25.00 NET PER SHARE
Pursuant to the Offer to Purchase dated January 28, 2011 by
GO MERGER SUB, INC.
a direct wholly-owned subsidiary of
NOVARTIS FINANCE CORPORATION
an indirect wholly-owned subsidiary of
NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 25, 2011, UNLESS THE OFFER IS EXTENDED.

January 28, 2011

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated January 28, 2011 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer (the "Offer") by GO Merger Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Novartis Finance Corporation, a New York corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Genoptix, Inc., a Delaware corporation, at a purchase price of $25.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

        1.     The offer price for the Offer is $25.00 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms of and subject to the conditions to the Offer.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer will expire at 12:00 midnight, New York City time, on Friday, February 25, 2011 (which is the end of the day on February 25, 2011), unless the Offer is extended by the Purchaser. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Shares for payment by March 28, 2011, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

        4.     The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

        5.     Tendering stockholders who are registered stockholders or who tender their Shares directly to JPMorgan Chase Bank, N.A. (the "Depositary") will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser's purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co., which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GENOPTIX, INC.
at
$25.00 NET PER SHARE
Pursuant to the Offer to Purchase
dated January 28, 2011
by
GO MERGER SUB, INC.
a direct wholly-owned subsidiary of
NOVARTIS FINANCE CORPORATION
an indirect wholly-owned subsidiary of
NOVARTIS AG

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 28, 2011 and the related Letter of Transmittal, in connection with the offer (the "Offer") by GO Merger Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Novartis Finance Corporation, a New York corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Genoptix, Inc., a Delaware corporation, at a purchase price of $25.00 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	, 20
(Signature(s))
Please Print Name(s)

Address
Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

QuickLinks

  Exhibit (a)(1)(E)